EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Western Midstream Holdings, LLC (as general partner of Western Midstream Partners, LP) and Unitholders of Western Midstream Partners, LP:

We consent to the incorporation by reference in the registration statement (No. 333‑214447) on Form S-3, (No. 333‑186306) on Form S-8 and (No. 333‑229976) on Form S-8 of Western Midstream Partners, LP of our report dated May 17, 2019, with respect to the consolidated balance sheets of Western Midstream Partners, LP and subsidiaries, formerly Western Gas Equity Partners, LP, as of December 31, 2018 and 2017, the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the May 17, 2019 Current Report on Form 8-K of Western Midstream Partners, LP.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG LLP
Houston, Texas
May 17, 2019